Exhibit 10.1
IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLUMBIA

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UNITED STATES OF AMERICA,	)	Criminal No.:
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v.	)	Filed:
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POLAR AIR CARGO LLC,	)	Violation: 15 U.S.C. § 1
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Defendant.	) )
PLEA AGREEMENT
     The United States of America and Polar Air Cargo LLC (“defendant”), a corporation organized and existing under the laws of California, hereby enter into the following Plea Agreement pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure (“Fed. R. Crim. P.”):
RIGHTS OF DEFENDANT
     1. The defendant understands its rights:
     (a) to be represented by an attorney;
     (b) to be charged by Indictment;
     (c) to plead not guilty to any criminal charge brought against it;
     (d) to have a trial by jury, at which it would be presumed not guilty of the charge and the United States would have to prove every essential element of the charged offense beyond a reasonable doubt for it to be found guilty;

     (e) to confront and cross-examine witnesses against it and to subpoena witnesses in its defense at trial;
     (f) to appeal its conviction if it is found guilty; and
     (g) to appeal the imposition of sentence against it.
AGREEMENT TO PLEAD GUILTY
AND WAIVE CERTAIN RIGHTS
     2. The defendant knowingly and voluntarily waives the rights set out in Paragraph 1(b)-(f) above. The defendant also agrees to waive any objection or defense it may have to the prosecution of the charged offense in the United States District Court for the District of Columbia based on venue. The defendant also agrees to waive any claim, objection, defense and right to file any appeal relating to the imposition of a fine or the payment of any fine imposed pursuant to its guilty plea in this matter on the basis of bankruptcy or related proceedings discharging liabilities. In Exhibit A, attached to this Plea Agreement and incorporated by reference herein, the defendant knowingly and voluntarily agrees for purposes of this Information only to waive any defense based on the running of the statute of limitations from April 30, 2003 through the filing of the attached Information in connection with the underlying conduct that is the subject of this Information. The defendant also knowingly and voluntarily waives the right to file any appeal, any collateral attack, or any other writ or motion, including but not limited to an appeal under 18 U.S.C. § 3742, that challenges the sentence imposed by the Court if that sentence is consistent with or below the recommended sentence in Paragraph 8 of this Plea Agreement, regardless of how the sentence is determined by the Court. This agreement does not affect the rights or obligations of the United States as set forth in 18 U.S.C. § 3742(b) and (c).

Nothing in this paragraph, however, shall act as a bar to the defendant’s perfecting any legal remedies it may otherwise have on appeal or collateral attack respecting claims of ineffective assistance of counsel or prosecutorial misconduct. Pursuant to Fed. R. Crim. P. 7(b), the defendant will waive indictment and plead guilty at arraignment to a one-count Information to be filed in the United States District Court for the District of Columbia. The Information will charge the defendant with participating in a combination and conspiracy to suppress and eliminate competition by fixing one or more components of the cargo rates charged to certain customers for international air shipments between the United States and Australia, from at least as early as January 1, 2000 until April 30, 2003, in violation of the Sherman Antitrust Act, 15 U.S.C. § 1.
     3. The defendant, pursuant to the terms of this Plea Agreement, will plead guilty to the criminal charge described in Paragraph 2 above and will make a factual admission of guilt to the Court in accordance with Fed. R. Crim. P. 11, as set forth in Paragraph 4 below.
FACTUAL BASIS FOR OFFENSE CHARGED
     4. Had this case gone to trial, the United States would have presented evidence sufficient to prove the following facts against defendant:
     (a) For purposes of this Plea Agreement, the “relevant period” is that period from at least as early as January 1, 2000, until April 30, 2003. During the relevant period, the defendant was a corporation organized and existing under the laws of California and had its principal place of business in Long Beach, California. During the relevant period, the defendant provided international air transportation services for cargo (“air cargo services”) on routes between the United States and Australia and employed more than

200, but fewer than 1000, individuals. For its air cargo services, the defendant charged its customers a price that consisted of a base rate and, at times during the relevant period, various surcharges, such as a fuel surcharge and a security surcharge. The base rate and surcharges charged by the defendant to customers for air cargo services are collectively referred to herein as the “cargo rate.” During the relevant period, the defendant’s sales of air cargo services from the United States to Australia totaled at least $60 million.
     (b) During the relevant period, the defendant, through its officers and employees, including high-level personnel of the defendant’s freight division, participated in a conspiracy with one or more providers of air cargo services, a primary purpose of which was to suppress and eliminate competition by fixing one or more components of the cargo rates charged to customers for certain U.S./Australia air cargo services. In furtherance of the conspiracy, the defendant, through its officers and employees, engaged in discussions and attended meetings with representatives of one or more providers of air cargo services. During these discussions and meetings, agreements were reached to fix one or more components of the cargo rates to be charged to customers of certain U.S./Australia air cargo services.
     (c) During the relevant period, certain air cargo shipments provided by one or more of the conspirator carriers, and aircraft necessary to transport the air cargo shipments, as well as payments for the air cargo shipments, traveled in interstate and foreign commerce. The business activities of the defendant and one or more co-conspirators in connection with the sale and provision of U.S./Australia air cargo services affected by this conspiracy were within the flow of, and substantially affected, interstate and foreign trade and commerce.
POSSIBLE MAXIMUM SENTENCE
     5. The defendant understands that the statutory maximum penalty which may be imposed against it upon conviction for the charged violation of Section One of the Sherman Antitrust Act is a fine in an amount equal to the greatest of:
     (a) $10 million (15 U.S.C. § 1);
     (b) twice the gross pecuniary gain the conspirators derived from the crime (18 U.S.C. § 3571(c) and (d)); or
     (c) twice the gross pecuniary loss caused to the victims of the crime by the conspirators (18 U.S.C. § 3571(c) and (d)).
     6. In addition, the defendant understands that:
     (a) pursuant to 18 U.S.C. § 3561(c)(1), the Court may impose a term of probation of at least one year, but not more than five years;
     (b) pursuant to §8B1.1 of the United States Sentencing Guidelines (“U.S.S.G.,” “Sentencing Guidelines,” or “Guidelines”) or 18 U.S.C. § 3563(b)(2) or 3663(a)(3), the Court may order it to pay restitution to the victims of the offense; and
     (c) pursuant to 18 U.S.C. § 3013(a)(2)(B), the Court is required to order the defendant to pay a $400 special assessment upon conviction for the charged crime.

SENTENCING GUIDELINES
     7. The defendant understands that the Sentencing Guidelines are advisory, not mandatory, but that the Court must consider the Guidelines in effect on the day of sentencing, along with the other factors set forth in 18 U.S.C. § 3553(a), in determining and imposing sentence. The defendant understands that the Guidelines determinations will be made by the Court by a preponderance of the evidence standard. The defendant understands that although the Court is not ultimately bound to impose a sentence within the applicable Guidelines range, its sentence must be reasonable based upon consideration of all relevant sentencing factors set forth in 18 U.S.C. § 3553(a). Pursuant to U.S.S.G. §1B1.8, the United States agrees that self-incriminating information that the defendant and its cooperating officers, employees, and former directors have provided and will provide to the United States pursuant to this Plea Agreement will not be used to increase the volume of affected commerce attributable to the defendant or in determining the defendant’s applicable Guidelines range, except to the extent provided in U.S.S.G. §1B1.8(b).
SENTENCING AGREEMENT
     8. Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the United States and the defendant agree that the appropriate disposition of this case is, and agree to recommend jointly that the Court impose, a sentence requiring the defendant to pay to the United States a criminal fine of $17.4 million, pursuant to 18 U.S.C. § 3571(d), payable in installments as set forth below, with interest accruing under 18 U.S.C. § 3612(f)(1)-(2) (“the recommended sentence”). The parties agree that there exists no aggravating or mitigating circumstance of any kind, or to a degree, not adequately taken into consideration by the U.S. Sentencing Commission in formulating the Sentencing Guidelines justifying a departure pursuant to U.S.S.G. §5K2.0. The parties agree not to seek or support any sentence outside of the Guidelines range nor any Guidelines adjustment for any reason that is not set forth in this Plea Agreement. The parties further agree that the recommended sentence set forth in this Plea Agreement is reasonable.
     (a) The United States and the defendant agree to recommend, in the interest of justice pursuant to 18 U.S.C. § 3572(d)(1), that the fine be paid in the following installments: within thirty (30) days of imposition of sentence — $3 million (plus any accrued interest); at the one-year anniversary of imposition of sentence (“anniversary”) — $3 million (plus any accrued interest); at the two-year anniversary — $3 million (plus any accrued interest); at the three-year anniversary — $3 million (plus any accrued interest); at the four-year anniversary — $3 million (plus any accrued interest); at the five-year anniversary — $2.4 million (plus any accrued interest); provided, however, that the defendant shall have the option at any time before the five-year anniversary of prepaying the remaining balance (plus any accrued interest) then owing on the fine, without penalty.
     Guidelines Analysis
     (b) Pursuant to U.S.S.G. §8C2.5, the defendant’s culpability score is 6. This number is calculated by starting with 5 points, pursuant to U.S.S.G. §8C2.5(a); adding 3 points because the unit of organization within which the offense was committed has more than 200 but fewer than 1,000 employees and an individual within high-level personnel of the unit at the time participated in, condoned or was willfully ignorant of the offense, pursuant to U.S.S.G. §8C2.5(b)(3)(B); and subtracting 2 points because the defendant fully cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct, pursuant to U.S.S.G. §8C2.5(g)(2). Accordingly, the minimum multiplier to be applied to the base fine is 1.2 and the maximum multiplier is 2.4, pursuant to U.S.S.G. §8C2.6.
     (c) The base fine is 20% of the volume of commerce, pursuant to U.S.S.G. §2R1.1(d)(1) and §8C2.4(a) and (b). The parties agree that the affected volume of commerce attributable to the defendant for purposes of the Information is $60 million, adjusted to reflect information provided to the United States pursuant to U.S.S.G. §1B1.8. The base fine for relevant air cargo shipments from the United States is $12 million (20% of $60 million). Applying the multipliers of 1.2 and 2.4 to this amount, the fine range for the relevant air cargo shipments from the United States is between $14.4 million and $28.8 million.
     (d) Based on the sentencing factors contained in 18 U.S.C. § 3553 and U.S.S.G. §8C2.8, the parties agree that the appropriate fine within the Guidelines fine range is $17.4 million, payable as set forth in paragraph 8(a) above.
     (e) The defendant understands that the Court will order it to pay a $400 special assessment, pursuant to 18 U.S.C. § 3013(a)(2)(B), in addition to any fine imposed.
     (f) Both parties will recommend that no term of probation be imposed, but the defendant understands that the Court’s denial of this request will not void this Plea

Agreement.
     (g) The United States and the defendant jointly submit that this Plea Agreement, together with the record that will be created by the United States and the defendant at the plea and sentencing hearings, and the further disclosure described in Paragraph 9, will provide sufficient information concerning the defendant, the crime charged in this case, and the defendant’s role in the crime to enable the meaningful exercise of sentencing authority by the Court under 18 U.S.C. § 3553. The United States and defendant agree to request jointly that the Court accept the defendant’s guilty plea and impose sentence on an expedited schedule as early as the date of arraignment, based upon the record provided by the defendant and the United States, under the provisions of Fed. R. Crim. P. 32(c)(1)(A)(ii) and U.S.S.G. §6A1.1. The Court’s denial of the request to impose sentence on an expedited schedule will not void this Plea Agreement.
          (h) The United States contends that had this case gone to trial, the United States would have presented evidence to prove that the gain derived from or the loss resulting from the charged offense is sufficient to justify the recommended sentence set forth in this paragraph, pursuant to 18 U.S.C. § 3571(d). For purposes of this plea and sentencing only, the defendant waives its rights to contest this calculation.
     9. Subject to the ongoing, full, and truthful cooperation of the defendant described in Paragraph 12 of this Plea Agreement, and before sentencing in the case, the United States will fully advise the Court and the Probation Office of the fact, manner, and extent of the defendant’s cooperation and its commitment to prospective cooperation with the United States’ investigation and prosecutions, all material facts relating to the defendant’s involvement in the charged offense, and all other relevant conduct.
     10. The United States and the defendant understand that the Court retains complete discretion to accept or reject the recommended sentence provided for in Paragraph 8 of this Plea Agreement.
     (a) If the Court does not accept the recommended sentence, the United States and the defendant agree that this Plea Agreement, except for Paragraph 10(b) below, shall be rendered void.
     (b) If the Court does not accept the recommended sentence, the defendant will be free to withdraw its guilty plea (Fed. R. Crim. P. 11(c)(5) and (d)). If the defendant withdraws its plea of guilty, this Plea Agreement, the guilty plea, and any statement made in the course of any proceedings under Fed. R. Crim. P. 11 regarding the guilty plea or this Plea Agreement or made in the course of plea discussions with an attorney for the government shall not be admissible against the defendant in any criminal or civil proceeding, except as otherwise provided in Fed. R. Evid. 410. In addition, the defendant agrees that, if it withdraws its guilty plea pursuant to this subparagraph of the Plea Agreement, the statute of limitations period for any offense referred to in Paragraph 14 of this Plea Agreement shall be tolled for the period between the date of the signing of the Plea Agreement and the date the defendant withdrew its guilty plea or for a period of sixty (60) days after the date of the signing of the Plea Agreement, whichever period is greater.

     11. In light of pending civil class action lawsuits filed against the defendant, which potentially provide for a recovery of a multiple of actual damages, the United States agrees that it will not seek a restitution order for the offense charged in the Information.
DEFENDANT’S COOPERATION
     12. The defendant and Atlas Air Worldwide Holdings, Inc., Atlas Air, Inc., and Polar Air Cargo Worldwide, Inc. (collectively “Related Entities”) will cooperate fully and truthfully with the United States in the prosecution of this case, the conduct of the current federal investigation of violations of federal antitrust and related criminal laws involving the sale of air cargo services, any other federal investigation resulting therefrom, and any litigation or other proceedings arising or resulting from any such investigation to which the United States is a party (“Federal Proceeding”). The ongoing, full, and truthful cooperation of the defendant and its Related Entities shall include, but not be limited to:
     (a) producing to the United States all non-privileged documents, information, and other materials (with translations into English), wherever located, in the possession, custody, or control of the defendant or any of its Related Entities, requested by the United States in connection with any Federal Proceeding; and
     (b) using its best efforts to secure the ongoing, full, and truthful cooperation, as defined in Paragraph 13 of this Plea Agreement, of the current and former directors, officers, and employees of the defendant or any of its Related Entities as may be requested by the United States — but excluding Hendrik Falk, Erik Gregory, and Joost Viergever — including making these persons available in the United States and at other mutually agreed-upon locations, at the defendant’s expense, for interviews and the provision of testimony in grand jury, trial, and other judicial proceedings in connection with any Federal Proceeding.
     13. The ongoing, full, and truthful cooperation of each person described in Paragraph 12(b) above will be subject to the procedures and protections of this paragraph, and shall include, but not be limited to:
     (a) producing in the United States and at other mutually agreed-upon locations all non-privileged documents, including claimed personal documents, and other materials, wherever located, requested by attorneys and agents of the United States in connection with any Federal Proceeding;
     (b) making himself or herself available for interviews in the United States and at other mutually agreed-upon locations, not at the expense of the United States, upon the request of attorneys and agents of the United States;
     (c) responding fully and truthfully to all inquiries of the United States in connection with any Federal Proceeding, without falsely implicating any person or intentionally withholding any information, subject to the penalties of making false statements (18 U.S.C. § 1001)and obstruction of justice (18 U.S.C. § 1503, et seq.);
     (d) otherwise voluntarily providing the United States with any non-privileged material or information not requested in (a) - (c) of this paragraph that he or she may have that is related to any Federal Proceeding;
     (e) when called upon to do so by the United States in connection with any

Federal Proceeding, testifying in grand jury, trial, and other judicial proceedings in the United States fully, truthfully, and under oath, subject to the penalties of perjury (18 U.S.C. § 1621), making false statements or declarations in grand jury or court proceedings (18 U.S.C. § 1623), contempt (18 U.S.C. §§ 401-402), and obstruction of justice (18 U.S.C. § 1503, et seq.); and
     (f) agreeing that, if the agreement not to prosecute him or her in this Plea Agreement is rendered void under Paragraph 15(c), the statute of limitations period for any Relevant Offense as defined in Paragraph 15(a) shall be tolled as to him or her for the period between the date of the signing of this Plea Agreement and six (6) months after the date that the United States gave notice of its intent to void its obligations to that person under the Plea Agreement.
GOVERNMENT’S AGREEMENT
     14. Upon acceptance of the guilty plea called for by this Plea Agreement and the imposition of the recommended sentence, and subject to the cooperation requirements of Paragraph 12 of this Plea Agreement, the United States agrees that it will not bring further criminal charges against the defendant, or its Related Entities, for any act or offense committed before the date of this Plea Agreement that was undertaken in furtherance of an antitrust conspiracy involving the sale of air cargo services. The nonprosecution terms of this paragraph do not apply to civil matters of any kind, to any violation of the federal tax or securities laws, or to any crime of violence.
     15. The United States agrees to the following:
     (a) Upon the Court’s acceptance of the guilty plea called for by this Plea

Agreement and the imposition of the recommended sentence and subject to the exceptions noted in Paragraph 15(c), the United States will not bring criminal charges against any current or former director, officer, or employee of the defendant, or its Related Entities, for any act or offense committed before the date of this Plea Agreement and while that person was acting as a director, officer, or employee of the defendant or its Related Entities that was undertaken in furtherance of an antitrust conspiracy involving the sale of air cargo services (“Relevant Offense”), except that the protections of this paragraph shall not apply to Hendrik Falk, Erik Gregory, or Joost Viergever.
     (b) Should the United States determine that any current or former director, officer, or employee of the defendant or its Related Entities may have information relevant to any Federal Proceeding, the United States may request that person’s cooperation under the terms of this Plea Agreement by written request delivered to counsel for the individual (with a copy to the undersigned counsel for the defendant) or, if the individual is not known by the United States to be represented, to the undersigned counsel for the defendant;
     (c) If any person requested to provide cooperation under Paragraph 15(b) fails to comply with his or her obligations under Paragraph 13, then the terms of this Plea Agreement as they pertain to that person, and the agreement not to prosecute that person granted in this Plea Agreement, shall be rendered void;
     (d) Except as provided in Paragraph 15(e), information provided by a person described in Paragraph 15(b) to the United States under the terms of this Plea Agreement pertaining to any Relevant Offense, or any information directly or indirectly derived from that information, may not be used against that person in a criminal case, except in a prosecution for perjury (18 U.S.C. § 1621), making a false statement or declaration (18 U.S.C. §§ 1001, 1623), or obstruction of justice (18 U.S.C. § 1503, et seq.);
     (e) If any person who provides information to the United States under this Plea Agreement fails to comply fully with his or her obligations under Paragraph 13 of this Plea Agreement, the agreement in Paragraph 15(d) not to use that information or any information directly or indirectly derived from it against that person in a criminal case shall be rendered void;
     (f) The nonprosecution terms of this paragraph do not apply to civil matters of any kind, to any violation of the federal tax or securities laws, or to any crime of violence; and
     (g) Documents provided under Paragraphs 12(a) and 13(a) shall be deemed responsive to outstanding grand jury subpoenas issued to the defendant or its Related Entities.
     16. The United States agrees that when any person travels to the United States for interviews, grand jury appearances, or court appearances pursuant to this Plea Agreement, or for meetings with counsel in preparation therefor, the United States will take no action, based upon any Relevant Offense, to subject such person to arrest, detention, or service of process, or to prevent such person from departing the United States. This paragraph does not apply to an individual’s commission of perjury (18 U.S.C. § 1621), making false statements (18 U.S.C. § 1001), making false statements or declarations in grand jury or court proceedings (18 U.S.C. § 1623), obstruction of justice (18 U.S.C. § 1503, et seq.), or contempt (18 U.S.C. §§ 401-402) in connection with any testimony or information provided or requested in any Federal Proceeding.
     17. The defendant understands that it may be subject to administrative action by federal or state agencies other than the United States Department of Justice, Antitrust Division, based upon the conviction resulting from this Plea Agreement, and that this Plea Agreement in no way controls whatever action, if any, other agencies may take. However, the United States agrees that, if requested, it will advise the appropriate officials of any governmental agency considering such administrative action of the fact, manner, and extent of the cooperation of the defendant or its Related Entities, as a matter for that agency to consider before determining what administrative action, if any, to take.
REPRESENTATION BY COUNSEL
     18. The defendant has been represented by counsel and is fully satisfied that its attorneys have provided competent legal representation. The defendant has thoroughly reviewed this Plea Agreement and acknowledges that counsel has advised it of the nature of the charge, any possible defenses to the charge, and the nature and range of possible sentences.
VOLUNTARY PLEA
     19. The defendant’s decision to enter into this Plea Agreement and to tender a plea of guilty is freely and voluntarily made and is not the result of force, threats, assurances, promises, or representations other than the representations contained in this Plea Agreement. The United States has made no promises or representations to the defendant as to whether the Court will accept or reject the recommendations contained within this Plea Agreement.
VIOLATION OF PLEA AGREEMENT
     20. The defendant agrees that, should the United States determine in good faith,

during the period that any Federal Proceeding is pending, that the defendant or any of its Related Entities have failed to provide full and truthful cooperation, as described in Paragraph 12 of this Plea Agreement, or has otherwise violated any provision of this Plea Agreement, the United States will notify counsel for the defendant in writing by personal or overnight delivery or facsimile transmission and may also notify counsel by telephone of its intention to void any of its obligations under this Plea Agreement (except its obligations under this paragraph), and the defendant and its Related Entities shall be subject to prosecution for any federal crime of which the United States has knowledge including, but not limited to, the substantive offenses relating to the investigation resulting in this Plea Agreement. The defendant and its Related Entities agree that, in the event that the United States is released from its obligations under this Plea Agreement and brings criminal charges against the defendant or its Related Entities for any offense referred to in Paragraph 14 of this Plea Agreement, the statute of limitations period for such offense shall be tolled for the period between the date of the signing of this Plea Agreement and six (6) months after the date the United States gave notice of its intent to void its obligations under this Plea Agreement.
     21. The defendant understands and agrees that in any further prosecution of it or its Related Entities resulting from the release of the United States from its obligations under this Plea Agreement, because of the defendant’s or its Related Entities’ violation of the Plea Agreement, any documents, statements, information, testimony, or evidence provided by it, its Related Entities, or current or former directors, officers, or employees of it or its Related Entities to attorneys or agents of the United States, federal grand juries, or courts, and any leads derived therefrom, may be used against it or its Related Entities in any such further prosecution. In addition, the defendant unconditionally waives its right to challenge the use of such evidence in any such further prosecution, notwithstanding the protections of Fed. R. Evid. 410.
ENTIRETY OF AGREEMENT
     22. This Plea Agreement and Exhibit A constitute the entire agreement between the United States and the defendant concerning the disposition of the criminal charges in this case. This Plea Agreement cannot be modified except in writing, signed by the United States and the defendant.
     23. The undersigned is authorized to enter this Plea Agreement on behalf of the defendant as evidenced by the Resolution of the Board of Directors of the defendant attached to, and incorporated by reference in, this Plea Agreement.
     24. The undersigned attorneys for the United States have been authorized by the Attorney General of the United States to enter this Plea Agreement on behalf of the United States.
     25. A facsimile signature shall be deemed an original signature for the purpose of executing this Plea Agreement. Multiple signature pages are authorized for the purpose of executing this Plea Agreement.
DATED: September 2, 2010

BY:	/s/ Adam R. Kokas

POLAR AIR CARGO LLC
By: Adam R. Kokas
Its: Senior Vice President

BY:	/s/ Harvey J. Wolkoff

Harvey J. Wolkoff Jason Brown Ryan Malone ROPES & GRAY LLP One International Place Boston, MA 02110-2624 Tel: (617) 951-7522 Fax: (617) 235-0224596-9090

Respectfully submitted,

BY:	/s/ Mark R. Rosman

Mark R. Rosman, Assistant Chief
Brent Snyder, Trial Attorney
Steven De Salvo, Trial Attorney
Katherine Schlech, Trial Attorney
Matthew Lunder, Trial Attorney
U.S. Department of Justice
Antitrust Division
450 5th Street NW
Suite 11300
Washington, D.C. 20530
Tel.: (202) 616-3186
Fax: (202) 514-6525

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